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            Consent of Independent Registered Public Accounting Firm

To the Board and Shareholders:

RiverSource International Series, Inc.
   RiverSource Disciplined International Equity Fund
RiverSource International Managers Series, Inc.
   RiverSource International Equity Fund

We consent to the use of our reports dated December 20, 2007, for RiverSource Disciplined International Equity Fund and RiverSource International Equity Fund incorporated herein by reference, the references to our Firm under the heading "Financial Highlights" in the prospectuses incorporated herein by reference and the reference to our Firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information incorporated herein by reference. We also consent to the references in the combined proxy statement/prospectus being filed on Form N-14 included herein.


/s/ KPMG LLP
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KPMG LLP

Minneapolis, Minnesota
November 20, 2007